Exhibit 21
SUBSIDIARIES OF THE REGISTRANT
1.	Equity Marketing Hong Kong, Ltd., a Delaware corporation (“EMHK”)

2.	Corinthian Marketing, Inc., a Delaware corporation

3.	Logistix Limited, a United Kingdom corporation (“Logistix”) (a subsidiary of EMAK Europe)

4.	Johnson Grossfield, Inc., a Delaware corporation

5.	Equity Marketing, Inc., a Delaware corporation

6.	Upshot, Inc., a Delaware corporation

7.	SCI Promotion, Inc., a Delaware corporation

8.	Logistix, Inc., a Delaware corporation

9.	Pop Rocket, Inc., a Delaware corporation

10.	EMAK Worldwide Service Corp., a Delaware corporation

11.	EMAK Europe Holdings Limited, a United Kingdom corporation (“EMAK Europe”)

12.	EMAK Europe Services Limited, a United Kingdom corporation (a subsidiary of EMAK Europe)

13.	EMAK Hong Kong Limited, a Hong Kong company (a subsidiary of EMHK)

14.	EMAK China Limited, a Hong Kong company (a subsidiary of EMHK)

15.	Virtual Video Company Limited, a United Kingdom company (a subsidiary of Logistix)

16.	EMAK Asia Holding Company Limited, a Hong Kong company (a subsidiary of EMHK)

17.	Megaprint Group Limited, a United Kingdom company (“MGL”)(a subsidiary of EMAK Europe)

18.	Megaprint Limited, a United Kingdom company (a subsidiary of MGL)

19.	Megapromotions (U.K.) Limited, a United Kingdom company (a subsidiary of MGL)

20.	Megapromotions Beheer BV, a Dutch company (“MBBV”)(a subsidiary of MGL)

21.	Megapromotions BV, a Dutch company (a subsidiary of MBBV)

22.	Mint Holland BV, a Dutch company (a subsidiary of MBBV)

23.	Megapromotions GmbH, a German company (a subsidiary of MBBV)

24.	Promomega EURL, a French company (a subsidiary of MBBV)

25.	Megapromotions Asia, Ltd., a Hong Kong company (a subsidiary of MGL)

26.	Prodesign Marketing Limited, a Northern Ireland company (a subsidiary of EMAK Europe)